Exhibit 99.1

ENERGY BIOSYSTEMS SIGNS LICENSING AGREEMENT WITH
GENECOR FOR INDUSTRIAL ENZYME DEVELOPMENT



SIGNIFICANT   AGREEMENT   MARKS  MAJOR  VENTURE  FOR  COMPANY'S  GENE  SHUFFLING
TECHNOLOGY FOR INDUSTRIAL ENZYMES

THE WOODLANDS, Texas--(BUSINESS WIRE)--May 23, 2000-- Energy BioSystems Corporation (Nasdaq:ENBC-news) announced today that it has entered into a licensing agreement with Genencor International, one of the world's leading industrial biotechnology companies, involving Energy BioSystem's proprietary gene shuffling technology for "directed evolution." Under the agreement, Genencor will use Energy BioSystem's proprietary RACHITT technology to develop gene-based products for the cleaning, textiles, grain processing, animal feed, and food ingredients industries.

Energy BioSystems is using its RACHITT gene shuffling technology - named for "random chimeragenesis on transient templates" - to build extensive libraries of hybrid genes with diverse, targeted properties for commercial use. "This agreement represents a perfect fit for our unique gene shuffling technology and Genencor's exacting enzyme production requirements," said Energy BioSystems President and CEO Peter Policastro. "We're pleased that Genencor, a leader in its field, recognizes the strength of our technology platform as a means of producing superior products."

The significant licensing agreement represents the first in a series of expected agreements with Genencor that will cover research and development as well as possible expansion into additional licensing fields for agricultural and biomaterials products. It includes three categories of payments: upfront licensing fees, milestone payments, and product royalties.

Since 1993, Energy BioSystems has been a leader in applying molecular biology and microbial processes to remove sulfur from petrochemical products for cleaner reactions and lower costs. This new licensing agreement expands use of the company's RACHITT technology into broader industrial applications. The company is expanding use of the technology to pharmaceutical and agricultural applications. Reflecting its evolution into these broader biotechnology markets, Energy BioSystems has requested its shareholders to approve changing its name to Enchira Biotechnology Corporation in early June.

Energy BioSystems' RACHITT technology is part of the company's directed evolution technology platform that rapidly creates hybrid genes that code for proteins with desired characteristics. New genes are created in a controlled laboratory setting by combining genes or gene fragments to produce chimeric genes that will direct the synthesis of these highly optimized proteins. Energy BioSystems believes its RACHITT technology, coupled with its high throughput screening capabilities, offers its partners substantial advantages over competing technologies.

Genencor International is one of the largest biotechnology companies in the world. It develops and markets gene-based products for use in the healthcare, industrial chemical, and agricultural industries. The company has principle corporate offices in Palo Alto, California; Rochester, New York, and Leiden, The Netherlands. The company operates seven manufacturing sites in five countries around the world.

Energy BioSystems Corporation (Nasdaq:ENBC-news), of The Woodlands, Texas, is a biotechnology company that is applying proprietary, directed evolution techniques to accelerate development and commercialization of biocataylst-based processes for the pharmaceutical, ag-bio, industrial enzyme, chemical, biodesulfurization, and petroleum refining and petrochemicals markets. Additional information about Energy BioSystems is available at the company's web site: www.energybiosystems.com

This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including but not limited to, the Company's need for additional funds, the ability to raise sufficient funds on acceptable terms, the pending dispute with Maxygen relative to their allegations concerning confidentiality, the technical uncertainty and risks associated with commercialization of the Company's technology, the Company's reliance on environmental regulations and the uncertainty of the adoption of any newly proposed regulations, the market acceptance of the Company's technology, the Company's dependence on collaboration partners, competition, and the ability to enforce and defend the Company's patents and proprietary technologies. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see "Risk Factors" included in the Company's annual report on Form 10-K for the year ended December 31, 1999.

(Note to investors: a conference call has been set up for this announcement on Tuesday, May 23rd. If you would like to call in for Q&A, please call 800/847-8127. Start time is 11:30 a.m. EDT and end time is scheduled for 12:30 p.m. In addition, "postview" is available from 1:30 p.m. the 23rd to 1:30 p.m. the 24th. Call 800/633-8284, enter reservation No. 15317378, and enter passcode N/A.)

Contact:
 Energy  BioSystems   Corporation
 Paul  G.  Brown  III,  281/364-6140
 or
 BMC   Communications/Trout   Group
 Brad  Miles  (for media inquiries)
 Jonathan Fassberg (for investor inquiries)
 212/477-9007